Exhibit 99.1

Investor and Media Contact: Steve Zenker

(239) 498-8066

stevezenker@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Releases Fourth Quarter and Full Year 2006 Earnings

Financial Highlights:

•	Full year 2006 net income: $9.0 million
•	Full year 2006 diluted EPS: $0.21
•	Full year 2006 figures include $139.5 million of pre-tax asset impairments & write-offs
•	Full-year 2006 diluted EPS before impairments and write-downs: $2.16

•	Fourth quarter net income: loss of $64.6 million
•	Fourth quarter diluted EPS: loss of $1.52
•	Fourth quarter figures include $118.3 million of pre-tax asset impairments & write-offs
•	Fourth quarter diluted EPS before impairments and write-offs: $0.18
•	2006 year-end backlog: $911.2 million vs. $2.05 billion in 2005

•	Projected 2007 cash flow from operations of approximately $1 billion
•	Projected year-end 2007 net debt to capital ratio of approximately 50%

Bonita Springs, FL (February 27, 2007) – WCI Communities, Inc. (NYSE: WCI), a leading builder of traditional and tower residences in highly amenitized lifestyle communities, today reported its results for the fourth quarter and full year ended December 31, 2006. For the twelve months ended December 31, 2006, net income fell to $9.0 million compared with $186.2 million in 2005, while diluted earnings per share (EPS) declined to $0.21 from $4.00 a year ago. If $139.5 million in pre-tax charges for asset impairments and land acquisition termination costs (collectively “Write-offs”) were excluded, EPS would have approximated $2.16. Revenues for 2006 totaled $2.05 billion vs. $2.60 billion a year ago. Overall company gross margin for 2006 equaled 12.2% or 19.0% before Write-offs. In 2005, the total company gross margin was 23.0%.

For the fourth quarter, the company reported a net loss of $64.6 million compared with net income of $54.6 million for the fourth quarter of 2005. Diluted EPS for the quarter was a net loss of $1.52 versus net income of $1.20 in the same period a year ago. Net income and EPS before Write-offs of $118.3 million totaled $6.6 million and $0.18, respectively. Revenues for the fourth quarter of 2006 decreased to $526.3 million as compared with $843.4 million in the fourth quarter of 2005 as the result of lower sales during 2006, contract cancellations and defaults. Overall company gross margin as a percentage of revenue for the fourth quarter of 2006 was negative. Excluding Write-offs, company gross margin as a percentage of revenue for the fourth quarter of 2006 was 14.4% versus 22.9% in the fourth quarter of 2005.

“The past year was extremely challenging as consumer sentiment became progressively more negative leading to a severe decrease in demand and ultimately a sharp spike in cancellations and defaults,” said Jerry Starkey, President and CEO of WCI Communities. “Rising inventories of unsold new and existing homes in all of our markets led to greater use of incentives and discounts thereby reducing margins in all WCI markets.”

“During the fourth quarter, we recorded real estate inventory impairment losses totaling $91.4 million. At one community in Southwest Florida, a revised product and marketing plan introduced earlier in the year failed to produce sales as expected, which led us to conclude that additional pricing reductions were needed, which resulted in an impairment charge of approximately $84.9 million. The remaining inventory impairment charges related to price reductions implemented at various communities to sell out remaining finished inventory. Additionally, we re-evaluated all remaining contracted options to purchase additional land or lots and wrote off a total of $26.9 million during the quarter reflecting forfeited deposits, pre-acquisition costs, and estimated future payments for projects previously pursued that no longer make economic sense in today’s housing market. In aggregate, the fourth quarter Write-offs of $118.3 million significantly reduced our fourth quarter and full year earnings.”

Starkey continued, “Our Florida markets, which account for approximately 85% of our business, experienced the greatest slowdown during 2006. While traffic in Florida increased sequentially in January 2007 as compared to December 2006, it was nevertheless about 35% lower than January of 2006. Year-to-date 2007, we have seen a drop in Florida’s Traditional Homebuilding cancellation rate, which has moved down to our historical average of 20%. Traffic always tends to pick up this time of the year in Florida and it is too early to gauge demand trends.”

“Our principle business focus in 2007 is on maximizing cash flow, reducing debt, and improving our financial flexibility. We expect to generate approximately $1 billion of cash flow from operations during 2007. While all aspects of our business will contribute to this cash flow objective, completing and closing nine towers during the year is the primary driver. We expect around $1 billion in collections from the closing of those nine towers and from the closing of the remaining sold units from three towers that were completed in December 2006. The default rate for towers that closed during 2006, and particularly during the fourth quarter, was higher than our estimate and historical average, but generally lower than many analyst and investors predicted. Taking into consideration our recent tower closing experience and the individual locations and mix of sold units, we estimate that our tower defaults during 2007 will range from 8% to 10% in aggregate. As we close towers and collect the receivables, we expect to reduce our debt significantly, and ultimately lower our net debt to capital by year-end 2007 to about 50% from our year-end 2006 level of 66%. During 2006, we significantly reduced our overhead in response to lower demand and in 2007 we continue to focus on reducing construction costs, achieving additional operating efficiencies, and will sharply reduce spending on land and land improvement.”

Earlier this month, the company announced the retention of Goldman Sachs to assist the Board and senior management in a thorough review of WCI’s business plans, capital structure, and growth prospects, with the objective of enhancing value for all shareholders. Starkey added, “We are fully engaged with Goldman Sachs in the process to identify and evaluate a range of strategic alternatives most likely to increase shareholder value.”

For the year ended December 31, 2006, the aggregate value of Traditional and Tower Homebuilding gross orders declined 55.9% to $1.05 billion over the same period a year ago while net orders declined 71.0% to $653.8 million. The number of gross unit orders declined 54.6% to 1,371, with net unit orders dropping 70.5% to 815. For the full year 2006, the average price of Traditional and Tower Homebuilding net orders combined averaged $802,000, slightly down from last year’s average of $815,000, reflecting a smaller percentage of tower orders in the overall mix as well as mix changes in Traditional Homebuilding orders, including a higher contribution from the company’s Northeast Division. The aggregate value and number of new Traditional and Tower Homebuilding net orders for the fourth quarter were negative, due to cancellations and defaults of 276 outnumbering gross orders of 262. The company’s combined Traditional and Tower Homebuilding year-end backlog was $911.2 million, down 55.6% from the $2.05 billion reported a year earlier.

Traditional Homebuilding

For the year ended December 31, 2006, Traditional Homebuilding revenues declined 8.3% to $1.11 billion from $1.21 billion for 2005. The company closed 1,577 homes compared with 2,346 for the same period a year ago. Gross margin as a percentage of revenue totaled 10.8% for 2006. Excluding Write-offs, gross margin as a percent of revenue was 21.7% as compared with 18.5% for 2005.

Fourth quarter 2006 revenues in the Traditional Homebuilding Division were $349.5 million, down 21.0% from the $442.6 million posted in the fourth quarter of 2005 primarily because approximately 22% of contract purchasers scheduled to close defaulted this quarter, compared to an approximate 1% default rate in the fourth quarter of 2005. Fourth quarter unit deliveries totaled 434 compared with 859 during the same period last year. Gross margin as a percent of revenue was negative for the quarter, due to a total of $113.2 million of Write-offs. Absent these charges, gross margin as a percent of revenue equaled 18.9% versus 20.7% in the fourth quarter of 2005.

For 2006, the number of gross orders in the Traditional Homebuilding Division totaled 1,260 compared with 2,051 for 2005, while the number of net orders dropped to 750 from 1,795. The average sales price for Traditional Homebuilding orders for 2006 was $738,000 compared with $675,000 in 2005. The traditional home cancellation rate for the year was 40.5% compared to a long-term average cancellation rate of around 20%. Traditional Homebuilding gross orders for the fourth quarter 2006 totaled 257 units and were almost entirely offset by 249 cancellations, including 187 defaults of units in backlog scheduled for Q4 2006 settlement, resulting in only eight net orders for the period. Traditional Homebuilding backlog ended the year at $682.6 million, compared to year-end 2005 backlog of $1.19 billion.

Tower Homebuilding

For 2006, revenues in the Tower Homebuilding Division fell 29.9% to $729.5 million from $1.04 billion a year ago, as 14 towers were completed during the year and no new towers were started. Gross margin as a percentage of revenue declined to 19.2% from 26.0% in 2005, due principally to cost adjustments related to finished towers or towers under construction during the year, as well as higher interest charges due to longer tower construction cycles.

Fourth quarter 2006 revenues for the Tower Homebuilding Division declined 63.6% to $123.4 million from $339.3 million in the fourth quarter of 2005. No new towers began recognition of revenue during the quarter. Overall, 17 towers were under construction and recognizing revenue during the quarter compared with 25 in the same period a year ago. During each quarter, the company reviews the cost estimates for each tower under construction and makes adjustments to reflect actual increases or decreases in current and expected future costs. Unfavorable adjustments booked for the fourth quarter of 2006 for towers that were completed or are under construction totaled $21.5 million, including an $11.3 million increase in the default reserve for future tower closings to approximately 8% of sold units versus our prior expectation of 5%. Longer tower construction cycles resulted in $8.4 million of expected incremental interest and insurance costs. Due primarily to these adjustments during the period, gross margin as a percentage of revenue decreased to 7.9% from 27.1% in the same period last year.

Tower Homebuilding gross orders for 2006 decreased to 111 from the 968 recorded in 2005, while net orders were 65 and 966 for 2006 and 2005, respectively. The number of defaults for the year totaled 46 out of 713 units expected to close. In addition, as of the date of this release, 17 sold units in buildings that were recently completed have not yet closed. The company has reserved for 12 defaults of those 17 remaining units, which if realized, would result in a default rate of 8.1% for the year. The average sales price for Tower Homebuilding units sold in 2006 was $1.5 million compared with $1.1 million in 2005. The net number of new tower orders for the quarter was negative 22, as defaults of 27 outnumbered gross new orders of five. For the quarter, there were 27 defaults recorded out of 302 expected to close. The default rate would be 12.9% if the 12 defaults reserved for actually defaulted. Tower Homebuilding backlog at the end of 2006 totaled $228.6 as compared with $857.9 million at the end of 2005.

Real Estate Services

For the year ended December 31, 2006, Real Estate Services Division revenues totaled $109.4 million, down 30.2% from the $156.7 million recorded for the year ended December 31, 2005. Gross margin as a percentage of revenue over the period decreased to 5.0% from 15.5% in the same period a year ago, due to the drop in transaction volume as a result of the slowdown in the housing market.

Fourth quarter 2006 Real Estate Services Division revenues totaled $22.3 million, down 20.9% from $28.2 million recorded for the fourth quarter of 2005. Fourth quarter 2006 gross margin as a percentage of revenue was negative versus 7.4% in the same period a year ago. The decline in revenues and gross margin percentage experienced in the fourth quarter of 2006 versus the prior year was also due to a drop in transaction volume.

Other Items

The Amenities Division experienced a loss of $7.8 million for the full year 2006, and a loss of $6.4 for the fourth quarter versus a loss of $3.8 million for 2005 and a slight gain in the fourth quarter of 2005. Both 2006 periods were affected by asset impairment charges totaling $4.5 million due to the inability to realize planned revenue in a 22-unit marina that was constructed in conjunction with a Palm Beach tower.

Land sale revenues for 2006 totaled $11.7 million, including revenues of $4.2 million in the fourth quarter, compared with revenues of $110.3 million and $9.4 million, respectively, for the full year and fourth quarter periods of 2005. Gross margin as a percentage of revenue for land sales equaled 57.8% and 48.8% for the full year 2006 and fourth quarter, respectively, versus 76.6% and 77.3% in the year earlier periods.

Other income and hurricane recoveries, net of expenses, for 2006 totaled $12.8 million, including $1.1 million in the fourth quarter. In 2005, the items totaled $6.5 million for the year and resulted in a $801,000 loss for the fourth quarter of that year, due to hurricane costs. Interest expense for the year ended December 31, 2006 was $35.6 million compared with $35.8 million in 2005 and fourth quarter interest expense increased to $16.5 million from $10.8 million in the same period a year ago.

Selling, general, and administrative expenses, including real estate taxes, (SG&A) as a percentage of revenue for 2006 was 9.4%, up from 8.3% in 2005. For the fourth quarter of 2006, SG&A was 8.5%, compared with 7.2% in the fourth quarter of the previous year, although SG&A dollars declined $16.0 million versus the year-ago period, as the company’s cost reduction efforts began to be realized.

The effective tax rate for year ended December 31, 2006 was 5.7% versus 39.1% in 2005. The reduction in the effective tax rate for 2006 was primarily due to a recurring manufacturing tax credit and recognition of approximately $3 million in tax benefits from tax positions asserted in prior year tax returns on which the statute of limitations has expired. The company expects its tax rate going forward to approximate 39%.

Cash Flow/Financial Position/Balance Sheet

For the year ended December 31, 2006, net cash used in operating activities, including the purchase and development of real estate inventories, totaled $489.6 million compared with cash used in operating activities of $8.9 million in the same period a year ago. Excluding land purchases of approximately $54.9 million, operating activities used net cash flow of approximately $434.7 million.

Total liquidity, measured as the sum of cash plus available capacity under the unsecured revolving facility, totaled approximately $468.1 million at December 31, 2006 based upon the maximum amount available to borrow under the company’s senior unsecured revolving credit facility of $930 million. The ratio of net debt to net capitalization of was 66.3% compared with 55.1% at December 31, 2005. The company expects the ratio to decline to approximately 50.0% by the end of 2007, as tower closings are expected to generate approximately $1.0 billion, reducing total company debt by a similar amount.

Capped Call Options to Repurchase WCI Stock

During the fourth quarter of 2006, the company invested $25.7 million of equity in capped call options that give it the right to repurchase up to 5,000,000 shares of WCI common stock at an average price of $13.63. The company may choose to settle the derivative contracts in cash, in which case it would receive payment of the difference between the share price at the maturity date and an average exercise price of $13.63. The exercise price would rise dollar-for-dollar once the cap, averaging $25.55, is reached. Settlement is required to occur at the maturity date of one year from the derivative contract dates, which range between mid-September and mid-October 2007. Under certain circumstances, the derivative contracts may be unwound in advance of the maturity date. If the company elects to unwind the capped call option contracts, provided that the share price is above the exercise price, the company would receive a cash amount determined by a calculation that takes into account the spread between the share price and the exercise price and the length of time between termination and maturity of the contracts. Based upon the closing price of $21.68 on February 23, 2007, the estimated value if unwound would be approximately $34.5 million.

Conference Call

WCI will conduct a conference call today at 9:30 AM EST in conjunction with this release. The call will be broadcast live at http://www.wcicommunities.com in the Investor Relations area or can be accessed by telephone at (303) 262-2194 and asking for the WCI Communities conference call. A replay will be available after the call for a period of 36 hours by dialing (303) 590-3000 and entering conference code 11083834. The replay will also be available on the company’s website. A slide presentation will accompany the call and can be accessed on the company’s website in the Investor Relations section.

About WCI

WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The company offers traditional and tower home choices with prices from the high-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division and its recreational amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land on which the company plans to build about 20,000 traditional and tower homes.

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For more information about WCI and its residential communities visit www.wcicommunities.com

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in its geographic markets and elsewhere and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to comply with outstanding debt agreements/covenants; S&P and/or Moody’s downgrades; WCI’s ability to maintain or increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; the level of consumer confidence; increased customer cancellations or defaults; adverse legislation or regulations; unanticipated litigation or legal proceedings; changes in accounting rules, including changes in percentage of completion accounting; natural disasters; lack of visibility in the marketplace and inability to gauge timing of market turnarounds; and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

WCI Communities, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	December 31, 2006	December 31, 2005
Assets

Cash and cash equivalents	$41,876	$52,584
Contracts receivable	1,269,549	1,123,509
Real estate inventories	1,955,793	1,687,852
Property and equipment	274,720	208,205
Other assets	289,921	409,256

Total assets	$3,831,859	$3,481,406

Liabilities and Shareholders’ Equity

Accounts payable, accruals and other liabilities	$862,353	$1,070,047

Debt obligations:
Senior unsecured credit facility	503,846	94,050
Senior unsecured term note	300,000	300,000
Mortgages and notes payable	363,261	203,214
Senior subordinated notes	525,000	530,473
Junior subordinated notes	165,000	100,000
Contingent convertible senior subordinated notes	125,000	125,000

Total debt obligations	1,982,107	1,352,737

Total shareholders’ equity	987,399	1,058,622

Total liabilities and shareholders’ equity	$3,831,859	$3,481,406

Other Balance Sheet Data
Debt	$1,982,107	$1,352,737
Shareholders’ equity	987,399	1,058,622

Capitalization	$2,969,506	$2,411,359

Ratio of debt to capitalization	66.7%	56.1%
Debt, net of cash and cash equivalents	$1,940,231	$1,300,153
Shareholders’ equity	987,399	1,058,622

Capitalization, net of cash and cash equivalents	$2,927,630	$2,358,775

Ratio of net debt to net capitalization	66.3%	55.1%
Shareholders’ equity per share	$23.57	$23.86

WCI Communities, Inc.

Selected Revenues and Earnings Information

(Dollars in thousands, except per share data)

	For the three months ended December 31,		For the twelve months ended December 31,
	2006	2005	2006	2005
REVENUES
Homebuilding:
Homes	$330,855	$440,952	$1,068,393	$1,181,678
Lots	18,619	1,633	38,093	31,328

Total traditional	349,474	442,585	1,106,486	1,213,006
Towers	123,363	339,312	729,516	1,035,747

Total homebuilding	472,837	781,897	1,836,002	2,248,753
Real estate services	22,339	28,226	109,421	156,740
Amenity membership and operations	24,995	21,804	88,528	78,618
Land sales	4,221	9,431	11,739	110,330
Other	1,883	2,046	8,008	7,369

Total revenues	526,275	843,404	2,053,698	2,601,810

GROSS MARGIN
Homebuilding:
Homes	(48,369)	91,221	113,339	215,959
Lots	1,270	463	6,402	8,628

Total traditional	(47,099)	91,684	119,741	224,587
Towers	9,711	91,952	139,816	269,255

Total homebuilding	(37,388)	183,636	259,557	493,842
Real estate services	(494)	2,091	5,431	24,271
Amenity membership and operations	(6,354)	25	(7,821)	(3,795)
Land sales	2,060	7,292	6,789	84,513
Other	(245)	(251)	(13,578)	(112)

Total gross margin (1)	(42,421)	192,793	250,378	598,719

OTHER INCOME AND EXPENSES
Equity in (earnings) losses from joint ventures	(211)	558	603	1,386
Other income	(917)	(5,887)	(6,165)	(10,804)
Hurricane (recoveries) costs, net	(211)	6,688	(6,646)	4,324
Selling, general and administrative, including real estate taxes, net	44,507	60,509	193,218	215,632
Depreciation and amortization	5,882	4,354	24,592	16,037
Interest expense, net	16,497	10,800	35,600	35,816
Expenses related to early repayment of debt	—	21,872	455	26,167

(Loss) income before minority interests and income taxes	(107,968)	93,899	8,721	310,161
Minority interests	(579)	2,563	(837)	4,537
Income tax (benefit) expense	(42,827)	36,777	544	119,474

Net (loss) income	$(64,562)	$54,559	$9,014	$186,150

(LOSS) EARNINGS PER SHARE
Basic	$(1.55)	$1.23	$0.21	$4.15
Diluted	$(1.52)	$1.20	$0.21	$4.00

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	41,766	44,330	42,629	44,805
Diluted	42,421	45,486	43,449	46,579

OPERATING DATA
Interest incurred, excluding warehouse credit facility	$38,621	$30,456	$128,964	$106,859
Interest included in cost of sales	$23,566	$26,847	$74,030	$73,070

Note
(1)	Total gross margin for the three and twelve months ended December 31, 2006 includes asset impairment charges and land acquisition termination costs of $118,281 and $139,519 respectively.

WCI Communities, Inc.

Non-GAAP Financial Measures

(Dollars in thousands, except per share data)

	For the three months ended December 31,		For the twelve months ended December 31,
	2006	2005	2006	2005
Gross Margin Reconciliation
Total gross margin—as reported	$(42,421)	$192,793	$250,378	$598,719
Add: Asset impairments	91,418	—	98,156	—
Add: Land acquisition termination costs	26,863	—	41,363	—

Total gross margin excluding asset impairment and land acquisition termination charges	$75,860	$192,793	$389,897	$598,719

Net Income Reconciliation
(Loss) income before income taxes—as reported	$(107,389)	$91,336	$9,558	$305,624
Add: Asset impairments	91,418	—	98,156	—
Add: Land acquisition termination costs	26,863	—	41,363	—

Income before income taxes excluding asset impairment and land acquisition termination charges	10,892	91,336	149,077	305,624
Income tax expense	(4,264)	(36,777)	(58,364)	(119,474)

Net income excluding asset impairment and land acquisition termination charges	$6,628	$54,559	$90,713	$186,150

Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share—as reported	$(1.52)	$1.20	$0.21	$4.00
Add: Asset impairments	1.31	—	1.37	—
Add: Land acquisition termination costs	0.39	—	0.58	—

Diluted Earnings Per Share—excluding asset impairment and land acquisition termination charges	$0.18	$1.20	$2.16	$4.00

Weighted Average Number of Shares
Diluted	42,421	45,486	43,449	46,579

Reconciliation of EBITDA and Other Non-Cash Items
(Loss) income before income taxes—as reported	$(107,389)	$91,336	$9,558	$305,624
Add: Interest expense, net	16,497	10,800	35,600	35,816
Add: Interest expense included in cost of sales	23,566	26,847	74,030	73,070
Add: Depreciation and amortization	5,882	4,354	24,592	16,037
Add: Asset impairment charges	91,418	—	98,156	—
Add: Land acquisition termination charges	26,863	—	41,363	—
Add: Expenses related to early repayment of debt	—	21,872	455	26,167

EBITDA	$56,837	$155,209	$283,754	$456,714

Earnings before interest expense, income taxes, depreciation and amortization (EBITDA) is not a generally accepted accounting principle (GAAP) financial statement measurement. EBITDA should not be considered an alternative to cash flows from operations determined in accordance with GAAP as a measure of liquidity. The Company’s management believes that EBITDA is an indication of the Company’s ability to generate funds from operations that are available to pay principal and interest on debt obligations and to meet other cash needs.

Gross margin, net income and diluted earnings per share before asset impairment and land acquisition termination charges are non-GAAP financial statement measures. The Company's management believes that providing these captions excluding these charges provides financial statement users with meaningful information that is relevant to the Company's ongoing operations.

WCI Communities, Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the twelve months ended December 31,
	2006	2005
Cash flows from operating activities:
Net income	$9,014	$186,150
Asset impairment and land acquisition termination charges	121,516	—
Increase in real estate inventories	(372,669)	(58,288)
Increase in contracts receivable	(146,040)	(365,103)
(Decrease) increase in customer deposits	(106,332)	70,227
Decrease in restricted cash	65,815	51,591
(Decrease) increase in accounts payable and other liabilities	(46,269)	27,076
Other	(14,644)	79,403

Net cash used in operating activities	(489,609)	(8,944)

Cash flows from investing activities:
Net cash paid for acquisition	—	(136,558)
Additions to property and equipment, net	(41,178)	(50,049)
Other	(5,852)	22,715

Net cash used in investing activities	(47,030)	(163,892)

Cash flows from financing activities:
Net borrowings under debt obligations	630,501	184,230
Other	(104,570)	(20,802)

Net cash provided by financing activities	525,931	163,428

Net decrease in cash and cash equivalents	$(10,708)	$(9,408)

WCI Communities, Inc.

Homebuilding Operational Data

(Dollars in thousands)

	For the three months ended December 31,		For the twelve months ended December 31,
	2006	2005	2006	2005
Combined Traditional and Tower Homebuilding
Homes Closed (Units)*	668	1,026	2,215	2,909
Net New Orders (Units)	(14)	334	815	2,761
Net Contract Values of New Orders	$(39,432)	$321,921	$653,783	$2,250,591
Average Selling Price Per New Order, Net	NM	$964	$802	$815

Traditional Homebuilding
Homes Closed (Units)
Florida	362	695	1,312	1,916
Northeast U.S.	33	103	152	293
Mid-Atlantic U.S.	39	61	113	137

Total	434	859	1,577	2,346

Revenues, excluding lot revenues
Florida	$260,874	$304,053	$845,141	$852,565
Northeast U.S.	21,437	60,163	85,426	171,588
Mid-Atlantic U.S.	48,544	76,736	137,826	157,525

Total	$330,855	$440,952	$1,068,393	$1,181,678

Average Selling Price Per Home Closed
Florida	$721	$437	$644	$445
Northeast U.S.	650	584	562	586
Mid-Atlantic U.S.	1,245	1,258	1,220	1,150

Total	$762	$513	$677	$504

Gross New Orders (Units)
Florida	207	195	902	1,736
Northeast U.S.	35	38	288	209
Mid-Atlantic U.S.	15	21	70	106

Total	257	254	1,260	2,051

Cancellations (Units)
Florida	(232)	(33)	(437)	(201)
Northeast U.S.	(12)	(8)	(44)	(49)
Mid-Atlantic U.S.	(5)	(1)	(29)	(6)

Total	(249)	(42)	(510)	(256)

Net New Orders (Units)
Florida	(25)	162	465	1,535
Northeast U.S.	23	30	244	160
Mid-Atlantic U.S.	10	20	41	100

Total	8	212	750	1,795

Gross Contract Values of New Orders
Florida	$127,665	$157,427	$658,744	$1,085,313
Northeast U.S.	21,553	21,471	153,158	121,808
Mid-Atlantic U.S.	16,789	27,560	89,677	135,836

Total	$166,007	$206,458	$901,579	$1,342,957

Contract Values of Cancellations
Florida	$(166,329)	$(20,271)	$(288,871)	$(100,803)
Northeast U.S.	(7,088)	(4,577)	(22,854)	(23,998)
Mid-Atlantic U.S.	(4,292)	(994)	(36,231)	(6,625)

Total	$(177,709)	$(25,842)	$(347,956)	$(131,426)

Net Contract Values of New Orders
Florida	$(38,664)	$137,156	$369,873	$984,510
Northeast U.S.	14,465	16,894	130,304	97,810
Mid-Atlantic U.S.	12,497	26,566	53,446	129,211

Total	$(11,702)	$180,616	$553,623	$1,211,531

Gross Average Selling Price Per New Order
Florida	$617	$807	$730	$625
Northeast U.S.	616	565	532	583
Mid-Atlantic U.S.	1,119	1,312	1,281	1,281

Total	$646	$813	$716	$655

Tower Homebuilding
Homes Closed (Units)
Florida	234	167	638	563

Total	234	167	638	563

Revenues
Florida	$99,108	$291,077	$671,425	$987,512
Northeast U.S.	24,255	48,235	58,091	48,235

Total	$123,363	$339,312	$729,516	$1,035,747

Gross New Orders (Units)
Florida	5	111	104	797
Northeast U.S.	—	12	7	171

Total	5	123	111	968

Defaults (Units)
Florida	(26)	(1)	(45)	(2)
Northeast U.S.	(1)	—	(1)	—

Total	(27)	(1)	(46)	(2)

Net New Orders (Units)
Florida	(21)	110	59	795
Northeast U.S.	(1)	12	6	171

Total	(22)	122	65	966

Gross Contract Values of New Orders
Florida	$5,374	$129,048	$134,520	$879,149
Northeast U.S.	—	13,307	12,153	161,906

Total	$5,374	$142,355	$146,673	$1,041,055

Contract Values of Defaults
Florida	$(31,479)	$(1,050)	$(44,888)	$(1,995)
Northeast U.S.	(1,625)	—	(1,625)	—

Total	$(33,104)	$(1,050)	$(46,513)	$(1,995)

Net Contract Values of New Orders
Florida	$(26,105)	$127,998	$89,632	$877,154
Northeast U.S.	(1,625)	13,307	10,528	161,906

Total	$(27,730)	$141,305	$100,160	$1,039,060

Gross Average Selling Price Per New Order
Florida	$1,075	$1,163	$1,293	$1,103
Northeast U.S.	NM	$1,109	$1,736	$947

Total	$1,075	$1,157	$1,321	$1,075

Towers under construction recognizing revenue during the period	17	25	24	29

	December 31,
	2006	2005
Combined Traditional and Tower Homebuilding
Aggregate Backlog Contract Values,
Traditional and Tower Homebuilding	$911,156	$2,049,377

Traditional Homebuilding
Backlog (Units)	870	1,697
Backlog Contract Values	$682,577	$1,191,439

Tower Homebuilding
Cumulative Units in Backlog	1,297	1,870
Cumulative Contract Values	$1,521,420	$1,987,107
Less: Cumulative Revenues Recognized	(1,292,841)	(1,129,169)

Backlog Contract Values	$228,579	$857,938

*	The Company uses the percentage of completion method to recognize revenue on sold tower units. Accordingly, the closing of tower homes corresponds with the collection of contracts receivable.

**	NM—Data not meaningful

2006 Tower Profile (as of 2/23/07)

	# of Units	Proj. Sell-out		% Complete	Average Deposit	HUD Bldg@	Contract Date	Start Date	Expected Closing Date[t]	Tower Completion Date[t]
		Value	% Sold
Closed to Date
Anchorage at Jupiter Yacht Club	34	$32M	100%	100%	20%	No	2Q 2004	2Q 2004	Jan-06	1Q 2006
Commodore at Jupiter Yacht Club	22	$21M	100%	100%	20%	No	2Q 2004	2Q 2004	Jan-06	1Q 2006
San Andres at Lost Key	45	$28M	100%	100%	18%	No	4Q 2004	4Q 2004	Feb-06	1Q 2006
Serano at Hammock Bay	116	$68M	100%	100%	20%	No	4Q 2004	3Q 2004	Apr-06	2Q 2006
Navona at The Colony	100	$61M	100%	100%	20%	Yes	2Q 2004	2Q 2004	May-06	2Q 2006
Santo Amaro at Lost Key	45	$27M	96%	100%	18%	No	4Q 2004	4Q 2004	Jun-06	2Q 2006
LaSalbadora at Lost Key	45	$26M	73%	100%	17%	No	4Q 2004	4Q 2004	Aug-06	3Q 2006
One Singer Island	15	$47M	80%	100%	20%	No	2Q 2004	3Q 2004	Nov-06	4Q 2006
Casa at Castella (The Colony)	24	$25M	38%	100%	16%	Yes	3Q 2004	1Q 2005	Nov-06	4Q 2006
Mansion at Castella (The Colony)	24	$26M	58%	100%	15%	Yes	1Q 2005	1Q 2005	Nov-06	4Q 2006
Villa at Castella (The Colony)	24	$26M	42%	100%	17%	Yes	2Q 2005	1Q 2005	Nov-06	4Q 2006
Costa Verano at Jacksonville Beach	100	$95M	95%	97%	20%	No	3Q 2004	3Q 2004	Dec-06	4Q 2006
Tuscany at Hammock Dunes	64	$82M	86%	100%	20%	No	4Q 2004	2Q 2005	Dec-06	4Q 2006
Mosaic at Miami Beach	91	$124M	99%	100%	20%	No	3Q 2004	4Q 2004	Dec-06	4Q 2006

Totals	749	$688M	91%	100%	19%

Under Construction
Resort at Singer Island Condo	66	$106M	97%	96%	20%	Yes	3Q 2004	3Q 2004	Mar-07	4Q 2006
Resort at Singer Island Condo/Hotel*	229	$152M	100%	95%	20%	Yes	3Q 2004	3Q 2004	Mar-07	4Q 2006
Lesina at Hammock Bay	116	$130M	64%	94%	19%	Yes	2Q 2005	3Q 2005	Mar - Apr 07	1Q 2007
The Galia at Lost Key Marina	70	$50M	56%	94%	19%	No	4Q 2005	4Q 2005	Mar - Apr 07	1Q 2007
Le Jardin at Hammock Dunes	26	$67M	69%	82%	18%	No	4Q 2005	4Q 2005	May - Jun 07	2Q 2007
San Anton at Lost Key	54	$38M	78%	92%	19%	No	2Q 2005	3Q 2005	May - Jun 07	2Q 2007
One Bal Harbour Condo	185	$377M	100%	94%	19%	Yes	4Q 2003	2Q 2004	Jun - Jul 07	1Q 2007
One Bal Harbour Condo/Hotel*	115	$111M	100%	96%	20%	Yes	4Q 2004	2Q 2004	Jun - Jul 07	1Q 2007
Castillo at Westshore	80	$81M	90%	86%	18%	Yes	3Q 2005	4Q 2005	Jun - Jul 07	2Q 2007
The Watermark^	206	$233M	86%	62%	10%	Yes	2Q 2005	3Q 2005	Sept - Oct 07	3Q 2007
Florencia at The Colony	116	$123M	78%	79%	19%	Yes	3Q 2005	3Q 2005	Oct - Nov 07	4Q 2007
Oceanside B	186	$237M	63%	59%	18%	Yes	3Q 2005	4Q 2005	Feb - Mar 08	1Q 2008

Totals	1,449	$1,705M	84%	86%	18%

*	Does not count as a separate tower

@	In the event of a default in a HUD building, the company may retain no more than 15% of the total purchase price of the unit. Any additional deposit must be returned to the buyer.

^	An additional 10% is due when the tower is topped off.

[t]	Expected closing date based on current construction schedule.

Summary of Land Controlled

December 31, 2006

Region	Remaining Planned Units	Units in Backlog as of 12/31/06	Value in Backlog as of 12/31/06	Spec Units in WIP	Finished Spec and Model Units	Total Units Remaining	% Owned
Traditional Homebuilding (Including Lots)
Florida
Miami / Ft. Lauderdale	2,065	302	$280.6	48	79	1,636	100%
Naples / Ft. Myers	4,213	109	72.8	118	105	3,881	100%
Palm Beach / Indian River	560	16	13.8	10	23	511	100%
Palm Coast / Jacksonville	25	1	1.1	13	11	—	100%
Perdido Key	114	—	—	11	1	102	100%
Tampa / Sarasota	4,653	180	147.6	54	128	4,291	83%
Mid-Atlantic	306	30	47.4	16	31	229	100%
Northeast	2,114	232	119.3	20	24	1,838	76%

Traditional Homebuilding Total	14,050	870	682.6	290	402	12,488	91%

Tower Homebuilding
Florida
Miami / Ft. Lauderdale	1,272	454	90.1	68	2	748	87%
Naples / Ft. Myers	1,021	164	21.9	68	41	748	100%
Palm Beach / Indian River	587	293	11.4	2	3	289	61%
Palm Coast / Jacksonville	591	56	26.9	13	9	513	100%
Perdido Key	1,554	81	2.0	43	14	1,416	100%
Tampa / Sarasota	652	72	10.1	8	—	572	75%
Mid-Atlantic	278	—	—	—	—	278	100%
Northeast	480	177	66.1	29	—	274	43%

Tower Homebuilding Total	6,435	1,297	228.5	231	69	4,838	87%

Total Homebuilding
Florida
Miami / Ft. Lauderdale	3,337	756	370.7	116	81	2,384	95%
Naples / Ft. Myers	5,234	273	94.7	186	146	4,629	100%
Palm Beach / Indian River	1,147	309	25.2	12	26	800	80%
Palm Coast / Jacksonville	616	57	28.1	21	20	518	100%
Perdido Key	1,668	81	2.0	54	15	1,518	100%
Tampa / Sarasota	5,305	252	157.7	62	128	4,863	82%
Mid-Atlantic	584	30	47.4	16	31	507	100%
Northeast	2,594	409	185.4	49	24	2,112	70%

Total Homebuilding Total	20,485	2,167	911.1	521	471	17,326	90%

Remaining Planned Units
December 31, 2006
	Owned	Optioned	Total Controlled
Traditional Homebuilding	12,754	1,296	14,050
Tower Homebuilding	5,606	829	6,435

Total Homebuilding	18,360	2,125	20,485

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